Exhibit 99.1

BRT APARTMENTS CORP. COMPLETES DEBT REFINANCINGS

Great Neck, New York – December 17, 2025 – BRT APARTMENTS CORP. (NYSE: BRT) announced today that it has successfully completed the refinancing of three mortgages mentioned in the Company’s most recent 10-Q filing.
The three maturing mortgages in the aggregate amount of $42.7 million and bearing a weighted average interest rate of 4.36% were refinanced through new mortgage debt in the aggregate amount of approximately $71.9 million, with a weighted average remaining term to maturity of approximately nine years and a weighted average interest rate of 4.95%. The Company used $17.5 million of the proceeds from the refinancing to pay off the outstanding balance of the credit facility.
“With our refinancings complete, BRT is well positioned with the financial resources to pursue future investment opportunities in our core Sunbelt markets. We will continue to focus on value enhancing opportunities where we believe there is a potential to drive substantial long-term shareholder value,” said Jeffrey A. Gould, President and Chief Executive Officer.
BRT is a real estate investment trust that owns, operates and, to a lesser extent, holds interests in joint ventures that own multi-family properties. As of December 17, 2025, BRT owns or has interests in 31 multi-family properties with 8,311 units in 11 states and has preferred equity investments in two multi-family properties. For additional information on BRT’s operations, activities and properties, please visit its website at www.brtapartments.com.

Contact:

BRT APARTMENTS CORP.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone: (516) 466-3100
Email: investors@BRTapartments.com
www.BRTapartments.com